Exhibit 5.1

August 28, 2008

ADDRESS
Suite 1500
851 S.W. Sixth Avenue
Portland, Oregon
97204-1357

Phone 503.224.6440
Fax 503.224.7324

INTERNET
www.dunncarney.com

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Microfield Group, Inc.
Our File No. MIC18-3

Ladies and Gentlemen:

We refer to the registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Microfield Group, Inc., an Oregon corporation (the “Company”), with the Securities and Exchange Commission on July 10, 2008.  This opinion is given in connection with such Registration Statement.

RELIANCE

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the capacity of those signing, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

ASSUMPTIONS

In rendering this Opinion, we have assumed without investigation that, with respect to each offer, issuance, sale, and delivery by the Company of shares of common stock of the Company (the “Common Stock”), the shares of Common Stock issuable upon exercise of the Common Stock purchase warrants (the “Warrant Stock”), and the shares of Common Stock issuable upon conversion of the preferred shares (the “Preferred Stock”), and each purchase of such shares of Common Stock, Warrant Stock, or Preferred Stock by the purchaser thereof:

1.           As to the Common Stock purchase warrants (the “Warrants”), the shares of Warrant Stock so issuable will be validly authorized on the dates the Warrants are exercised;

INDEPENDENT MEMBER OF MERITAS
WITH AFFILIATED OFFICES IN MORE THAN 250 CITIES AND 60 FOREIGN COUNTRIES

Securities and Exchange Commission

2.           As to the preferred shares (the “Preferred Shares”), the shares of Preferred Stock so issuable will be validly authorized on the dates the Preferred Shares are surrendered for conversion;

3.           No change occurs in the applicable law or the pertinent facts;

4.           The pertinent provisions of such “blue-sky” and securities laws as may be applicable have been, or will be, complied with;

5.           The Warrants are exercised in accordance with their terms;

6.           Except for the corporation law (but not the “blue-sky” or securities law) of the State of Oregon, as applicable to the Company, at the time of the offer, issuance, sale and delivery by the Company of the Common Stock, Preferred Stock, and the Warrant Stock and at all times subsequent thereto (collectively, the “Relevant Time”), each such offer, issuance, sale, delivery, purchase, acquisition, disposition, reissuance, resale, and the execution and delivery of the documents relating to such acts and performance of the obligations arising out of the documents relating thereto or delivered in connection therewith, the performance of the oral agreements relating thereto, and the consummation of the transactions contemplated by any thereof, as to the Company or any other party thereto (collectively the “Acts”), did not, do not, and will not violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree, in each case whether then or subsequently in effect;

7.           The agreed upon consideration to be paid, or that has been paid, in connection with the issuance of the Common Stock, the Warrant Stock, or the Preferred Shares being registered has been, or will be, received by the Company prior to the issuance of such Stock;

8.           At the Relevant Time, the persons authorizing any of the Acts did not, do not and will not violate any fiduciary or other duty owed by them;

9.           No event has taken place subsequent to any of the Acts or will take place which would cause any of the Acts not to comply with any law, rule, regulation, order, judgment, decree, or duty, or which would permit the Company or any other party at any Relevant Time to cancel, rescind, or otherwise avoid the Acts or any document or oral agreement relating thereto;

10.           There was, is, and will be, no misrepresentation, omission, or deceit by the Company, any other party, or any other person or entity in connection with any of the Acts;

Securities and Exchange Commission

11.           Each of the Acts is governed by the laws of the State of Oregon, without giving effect to conflict of laws; and

12.           The officers of the Company purporting to sign the stock certificates either have or will manually or by facsimile in fact execute the certificates.

OPINION

Based on our examination and the assumptions mentioned above, we are of the opinion that the 5,621,528 shares of Common Stock, no par value per share (i.e., the Warrant Stock), that are issuable upon exercise of the Warrants and the 16,457,322 shares of Common Stock being registered to be sold pursuant to the Registration Statement are or will be, duly authorized, validly issued, and fully paid and nonassessable.

LIMITATIONS

This opinion is provided as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein.  Our opinion is limited to the matters stated herein and no other opinion may be implied or inferred.  Regardless of the states in which members of this firm are licensed to practice, our opinion is limited to the laws of Oregon and to any applicable federal laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/Dunn Carney Allen Higgins & Tongue LLP/

DUNN CARNEY ALLEN HIGGINS & TONGUE LLP